Exhibit 99.1

Contact: David Schulz Corporate Communications The First American Corporation (714) 800-3298 dschulz@firstam.com	NEWS	FOR IMMEDIATE RELEASE

THOMAS A. KLEMENS, CHIEF FINANCIAL OFFICER OF THE FIRST

AMERICAN CORPORATION, HAS PASSED AWAY

SANTA ANA, Calif., Jan. 3, 2006 – It is with a profound sense of loss and regret that The First American Corporation (NYSE: FAF) reports that Thomas A. Klemens, 55, passed away Jan. 3, 2006. Klemens served as senior executive vice president and chief financial officer of The First American Corporation.

“I am very sad to report that Tom Klemens, our wonderful friend and chief financial officer, passed away this morning,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “He fought a long and hard battle against multiple myeloma, a form of blood cancer, for two years. He simply didn’t respond to the treatments, but was positive and unselfish to the end, just as those who knew him would expect. He had hundreds of friends at First American and we all will miss him very much.”

Klemens joined First American in 1985 as vice president and controller. He was appointed principal accounting officer of The First American Corporation and First American Title Insurance Company in 1992, and vice president and chief financial officer in 1993. Klemens was named executive vice president of The First American Corporation in 1996 and senior executive vice president in 2002.

“Thanks in large part to Tom’s efforts, First American grew to become a global, FORTUNE 500® company,” said Kennedy. “During his 20-year tenure, the company’s revenues grew from $268 million to nearly $7 billion in 2004. There was no better CFO at any company.”

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Thomas A. Klemens, CFO of The First American Corporation, Has Passed Away

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Prior to his work with First American, Klemens was senior vice president and chief financial officer of R.P. Warmington Company, a major building and development company; vice president and chief financial officer of Century 21 Real Estate Corporation; and manager of financial reporting for Amcord, Inc., a national provider of consumer products.

Klemens served several years in public accounting with Price Waterhouse after graduating with a bachelor’s degree in Accounting/Business from California Polytechnic University, San Luis Obispo, in 1972. He was a member of the California Society and American Institute of Certified Public Accountants, as well as the National Association of Accountants.

In 2003, Klemens was named the first-ever CFO of the Year by the Orange County, Calif., chapter of the National Investor Relations Institute (NIRI) and the University of California, Irvine, Extension. Klemens was recognized for his ability to effectively guide First American’s strategic direction and, through direct communication and financial acumen, positively position the company on Wall Street.

Klemens is survived by his wife, Pat, and two children, Jeff and Kelly.

About First American

The First American Corporation (NYSE: FAF), a FORTUNE 500 company that traces its history to 1889, is the nation’s largest data provider. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within six primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $6.72 billion in 2004, First American has approximately 2,000 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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